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                                                                     Exhibit 5.1
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                          [Letterhead of Ropes & Gray]

                                               January 17, 2001


State Street Corporation
225 Franklin Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

     This opinion is rendered to you in connection with the Registration Statement on Form S-3 of State Street Corporation (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering the offering and possible future sale by certain holders of up to 1,200,000 shares of common stock of the Company (the "Shares").

     We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

     We express no opinion as to the laws of any jurisdiction other than those of The Commonwealth of Massachusetts and the federal laws of the United States of America.

     For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records that we have deemed necessary.

     Based on and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

     2. The Shares to be issued and sold by the Company have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of purchase agreement between the Company, Bel Air Investment Advisors LLC, Bel Air Securities LLC and other persons party thereto dated December 7, 2000, such Shares will be validly issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Company's Registration Statement relating to the Shares to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as a part of said Registration Statement and the use of our name therein.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray